International Growth and Income Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$63,569
Class B	$539
Class C	$2,971
Class F1	$6,828
Class F2	$5,440
Total	$79,347
Class 529-A	$752
Class 529-B	$19
Class 529-C	$123
Class 529-E	$16
Class 529-F1	$25
Class R-1	$56
Class R-2	$191
Class R-3	$189
Class R-4	$100
Class R-5	$412
Class R-6	$5,293
Total	$7,176

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7370
Class B	$0.5201
Class C	$0.5187
Class F1	$0.7283
Class F2	$0.8037
Class 529-A	$0.7204
Class 529-B	$0.5010
Class 529-C	$0.5192
Class 529-E	$0.6430
Class 529-F1	$0.7802
Class R-1	$0.5269
Class R-2	$0.5336
Class R-3	$0.6470
Class R-4	$0.7330
Class R-5	$0.8018
Class R-6	$0.8165

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	97,264
Class B	1,088
Class C	6,482
Class F1	10,601
Class F2	7,676
Total	123,111
Class 529-A	1,358
Class 529-B	45
Class 529-C	316
Class 529-E	49
Class 529-F1	32
Class R-1	120
Class R-2	481
Class R-3	384
Class R-4	176
Class R-5	537
Class R-6	7,970
Total	11,468

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.86
Class B	$25.82
Class C	$25.81
Class F1	$25.86
Class F2	$25.87
Class 529-A	$25.85
Class 529-B	$25.80
Class 529-C	$25.77
Class 529-E	$25.85
Class 529-F1	$25.87
Class R-1	$25.82
Class R-2	$25.79
Class R-3	$25.84
Class R-4	$25.86
Class R-5	$25.95
Class R-6	$25.86